Exhibit 99.1

PRESS RELEASE
Synthesis Energy Systems Announces Second Quarter 2010 Financial Results
Conference call scheduled for 4:30 p.m. Eastern Today
HOUSTON, Texas, February 8, 2010 — Synthesis Energy Systems, Inc. (the “Company”) (NASDAQ: SYMX), a global energy and gasification technology company, today announced results for the quarter ended December 31, 2009.
“I am pleased to report that revenue from product sales at our Hai Hua joint venture plant increased by almost a million dollars during the second quarter of fiscal 2010 compared to the first quarter. Additionally, our U-GAS® technology continues to perform very well, achieving high availability while consistently meeting Hai Hua’s syngas quality requirements,” said Robert Rigdon, President and CEO of the Company.
“Our technology licensing business continues to move ahead. We believe sales related to technology licensing and equipment components will be a near-term revenue generator and long-term value driver for us. Our recent strategic alliance with Coalworks and our collaboration with East China Engineering Corporation, both announced in December 2009, are significant achievements as we build out this business segment,” Rigdon added.
“As we have previously disclosed, we have been seeking additional partners who would invest in and bring debt guarantees for our Golden Concord joint venture methanol and DME production project. Based on what we have learned from this effort, combined with the growing interest in our capability to gasify the lignite coals of this region, we have now refocused our efforts with the parties who have expressed interest in moving forward with us and have a broader goal of value creation from Inner Mongolia lignite into high value products such as SNG or olefins. As a result, during the second quarter we determined that the joint venture’s assets including the original engineering design and initial construction work were impaired. This decision resulted in a non-cash asset impairment loss of $6.6 million. We continue to believe that this site holds promise due to its close proximity to very low cost lignite fuels, and we are actively engaged with these interested parties to align around a path forward for the development of a project on a larger scale and with a focus on energy or chemical products such as SNG or olefins,” stated Rigdon.
Second Quarter Financial Results (Unaudited)
For the quarter ended December 31, 2009, the Company reported total revenue of $2.6 million. These results included revenue for product sales at the Hai Hua joint venture plant of $2.4 million, which is an increase of $0.8 million from the prior quarter. Product revenues have increased at the plant due to the plant’s increased syngas volume offtake by its customer, Hai Hua, and increased byproduct sales, including sales of the Company’s excess oxygen to Hai Hua under its ASU cost-sharing arrangement, which began in September 2009. Additionally, the Company reported other revenues of $0.2 million for the quarter ended December 31, 2009, which was generated primarily from a sponsorship grant related to lignite testing at the Hai Hua joint venture plant.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

Cost of product sales and plant operating expenses were $2.6 million for the quarter ended December 31, 2009, an increase of $0.9 million from the prior quarter. The plant’s operating costs, including coal, power and other materials’ consumption, increased due to a 40% increase in syngas production compared to the prior quarter.
General and administrative expenses were $2.9 million during the quarter ended December 31, 2009, a decrease of $0.2 million from the prior quarter.
Project and technical development expenses were $0.5 million for the quarter ended December 31, 2009 and were related to U-GAS® technology development and product feasibility studies for a possible expansion of the Hai Hua joint venture plant.
The Company’s operating loss for the quarter, which included $7.7 million of non-cash expenses comprised of the impairment loss, stock-based compensation expense and depreciation and amortization, was $11.1 million, compared to an operating loss of $4.9 million for the first quarter of fiscal 2010, which included $1.3 million of non-cash expenses.
Net loss attributable to noncontrolling interests was $2.3 million for the quarter ended December 31, 2009 and related to the remaining noncontrolling interest balance of the Company’s joint venture partner in its Golden Concord joint venture. Golden Concord’s equity contributions of $3.1 million were previously reduced by its 49% share of the operating losses of the Golden Concord joint venture to date.
At December 31, 2009, the Company had cash and cash equivalents of $50.9 million and working capital of $45.2 million.
Conference Call Information
Senior management will hold a conference call today at 4:30 p.m. Eastern Time to review the Company’s financial results for the quarter ended December 31, 2009 and provide an update on corporate developments.
To access the live webcast, please log on to the Company’s website at www.synthesisenergy.com. Alternatively, callers may participate in the conference call by dialing (612) 234-9960. An archived version of the webcast will be available on the website through March 8, 2010. A telephone replay of the conference call will be available approximately two hours after the completion of the call through Sunday, February 14, 2010. Callers can access the replay by dialing (320) 365-3844; the PIN access number is 144633.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy and chemical products, such as transportation fuel, substitute natural gas, fuel gas, methanol and ammonia. The U-GAS® technology, which the Company licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. The Company currently has offices in Houston, Texas and Shanghai, China. For more information on the Company, visit or call (713) 579-0600.
Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
Ann.tanabe@synthesisenergy.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the Company’s early stage of development, its estimate of the sufficiency of existing capital sources, its ability to raise additional capital to fund cash requirements for future operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the Hai Hua joint venture project, approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, and the sufficiency of internal controls and procedures. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	June 30,
	2009	2009
ASSETS

Current assets:
Cash and cash equivalents	$50,876	$90,420
Accounts receivable	2,362	1,333
Prepaid expenses and other currents assets	942	689
Inventory	858	780

Total current assets	55,038	93,222
Construction-in-progress	572	6,078
Property, plant and equipment, net	36,846	37,713
Intangible asset, net	1,305	1,386
Investment in Yima joint ventures	32,238	1,500
Other long-term assets	3,284	6,237

Total assets	$129,283	$146,136

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued expenses and accounts payable	$7,573	$8,828
Current portion of long-term bank loan	2,255	2,254

Total current liabilities	9,828	11,082
Long-term bank loan	7,835	8,958

Total liabilities	17,663	20,040

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.01 par value: 200,000 and 100,000 shares authorized:48,218 and 48,118 shares issued and outstanding, respectively	482	481
Additional paid-in capital	197,432	196,441
Deficit accumulated during development stage	(88,300)	(74,701)
Accumulated other comprehensive income	1,610	1,598

Total Synthesis Energy Systems, Inc. stockholders’ equity	111,224	123,819

Noncontrolling interests in subsidiaries	396	2,277

Total stockholders’ equity	111,620	126,096

Total liabilities and stockholders’ equity	$129,283	$146,136

Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Dec. 31, 2009	Sep. 30, 2009	Dec. 31, 2008
Revenue:
Product sales	$2,423	$1,644	$483
Other	184	657	—

Total revenue	2,607	2,301	483

Costs and Expenses:
Costs of sales and plant operating expenses	2,609	1,737	2,915
General and administrative expenses	2,921	3,081	4,742
Project and technical development expenses	535	1,020	1,371
Stock-based compensation expense	366	598	1,252
Asset impairment loss	6,575	—	—
Depreciation and amortization	720	722	722

Total costs and expenses	13,726	7,158	11,002

Operating loss	(11,119)	(4,857)	(10,519)

Non-operating (income) expense:
Equity in losses-Yima joint ventures	50	—	—
Interest income	(13)	(38)	(687)
Interest expense	164	180	258

Net loss	(11,320)	(4,999)	(10,090)

Less: net loss attributable to noncontrolling interests	2,299	422	338

Net loss attributable to stockholders	$(9,021)	$(4,577)	$(9,752)

Net loss per share attributable to stockholders:
Basic and diluted	$(0.19)	$(0.10)	$(0.20)

Weighted average common shares outstanding
Basic and diluted	48,183	48,148	48,011

Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	Dec. 31, 2009	Dec. 31, 2008
Revenue:
Product sales	$4,067	$608
Other	841	—

Total revenue	4,908	608

Costs and Expenses:
Costs of sales and plant operating expenses	4,346	4,338
General and administrative expenses	6,004	9,301
Project and technical development expenses	1,555	1,941
Stock-based compensation expense	964	3,383
Asset impairment loss	6,575	—
Depreciation and amortization	1,442	1,502

Total costs and expenses	20,886	20,465

Operating loss	(15,978)	(19,857)

Non-operating (income) expense:
Equity in losses —Yima joint ventures	50	—
Interest income	(52)	(1,463)
Interest expense	344	536

Net loss	(16,320)	(18,930)

Less: net loss attributable to noncontrolling interests	2,721	662

Net loss attributable to stockholders	$(13,599)	$(18,268)

Net loss per share attributable to stockholders:
Basic and diluted	$(0.28)	$(0.38)

Weighted average common shares outstanding
Basic and diluted	48,183	48,011

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Three Riverway, Suite 300 Houston, Texas 77056
Tel: (713) 579-0600 / Fax: (713) 579-0610